Exhibit 10.41
PURCHASE AND SALE AGREEMENT
     THIS PURCHASE AND SALE AGREEMENT, dated as of this 1st day of January, 2006 (referred to herein as the “Agreement”) is entered into by and between THE TARHEEL GROUP, INC., a Delaware corporation, and TARHEEL INSURANCE MANAGEMENT COMPANY, a Delaware corporation and subsidiary of THE TARHEEL GROUP, INC. (both referred to collectively herein as “Sellers”), and SUNCOAST HOLDINGS, INC., a Delaware corporation (referred to herein as “Purchaser”).
WITNESSETH:
     WHEREAS, Sellers wish to sell and transfer, and Purchaser has agreed to buy and accept from Sellers, certain contracts (referred to herein as the “Assumed Contracts”) that Sellers hold with GUARANTEE INSURANCE COMPANY, a South Carolina corporation (referred to herein as “GIC”) and
     WHEREAS, Sellers and Purchaser wish to enter into this Agreement pursuant to which Sellers agree to sell and transfer and Purchaser agrees to buy and accept from Sellers the Assumed Contracts; and
     WHEREAS, Sellers have consulted with GIC and have been assured that GIC has no objection to the sale and transfer of the Assumed Contracts to Purchaser;
     NOW, THEREFORE, in consideration of the foregoing, and of the mutual agreements hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Purchaser and Sellers hereby agree as follows:
I. PURCHASE AND SALE OF ASSUMED CONTRACTS
A.	Subject to and upon the terms and conditions of this Agreement, at the closing of the transaction contemplated herein (referred to herein as the “Closing”), Sellers shall sell, transfer, convey, assign and deliver to Purchaser and Purchaser shall purchase, accept and acquire from Sellers, all of Sellers’ right, title and interest, as of the time and date of Closing as set forth in Section 2 below (referred to herein as the “Closing Date”), in and to all of the Assumed Contracts identified below, including any and all goodwill generated therefrom, free and clear of any encumbrances, claims, liens, pledges, charges, agreements, or other restrictions whatsoever on the them:
1)	That certain contract entitled “Producer Agreement” entered into by and between Sellers and GIC, dated as of January 1, 2004;

2)	That certain contract entitled “Managed Care Services Agreement” entered by and between Sellers and GIC, dated as of January 1, 2004; and

3)	That certain contract entitled “Expense Reimbursement Agreement” entered into by and between Sellers and GIC, dated as of January 1, 2004.
B.	Sellers additionally acknowledge that all right, title and interest in and to, and benefits to Sellers from, the above Assumed Contracts (collectively referred to herein as the “Contract Rights”), including any and all goodwill generated therefrom, shall pass to Purchaser on and as of the Closing Date.
II. CLOSING
     The Closing for the transactions contemplated by this Agreement shall be effective for all purposes and shall take place at the offices of Sellers, 1061 521 Corporate Center Drive, Suite 140, Fort Mill, SC 29715 on January 1, 2006, or at such other time and place as shall be fixed by agreement in writing among Sellers and Purchaser.
III. PURCHASE PRICE
A.	On the Closing Date, in consideration of the conveyance, transfer and assignment of the Assumed Contracts and the attendant Contract Rights to Purchaser and in full payment therefor, Purchaser shall transfer, convey, assign and deliver to Sellers One Hundred Sixty-Nine Thousand (169,000) shares of Purchaser’s Series A common stock, with a current value of $8.02 per share, equivalent to a total value of $1,355,380.00 (referred to herein as the “Purchase Price”), which stock shall be, when issued and delivered, validly issued, fully paid and non-assessable (referred to herein as the “Stock”). It shall be subject to the restrictions set out in Section 15 below.
B.	Sellers agree to execute and deliver on the Closing Date and thereafter all such and other instruments, and to take or cause to be taken all such further actions, as may be necessary to fully vest in and confirm to Purchaser all right, title and interest in and to the Assumed Contracts and the attendant Contract Rights.
IV. ASSUMPTION OF LIABILITIES
A.	Purchaser shall assume, and hereby agrees to perform, pay and discharge all obligations and liabilities (collectively referred to herein as the “Assumed Liabilities”) arising under the Assumed Contracts from and after the Closing Date.
B.	Purchaser shall not assume nor agree to perform, pay or discharge, and Sellers shall remain unconditionally liable for, all obligations, liabilities or commitments, fixed or contingent of Sellers, whether arising before or after the Closing Date, for other than the Assumed Liabilities.
Purchase & Sale Agreement

V. CLOSING STEPS
A.	At the Closing, each party shall deliver to the other party entitled to receipt thereof the documents required to be delivered hereunder and such other documents, instruments and materials (or complete and accurate copies thereof, where appropriate) as may be reasonably required in order to effectuate the intent and provisions of this Agreement. All such documents, instruments and materials shall be in form and substance satisfactory to counsel for the receiving party.
B.	The conveyance, transfer, assignment and delivery of the Assumed Contracts shall be effected by Sellers’ execution of this Agreement and delivery to Purchaser of the Assumed Contracts themselves on the Closing Date, plus such other instruments of conveyance, transfer, assignment and delivery as Purchaser shall reasonably request to cause Sellers to transfer, convey, assign and deliver the Assumed Contracts to Purchaser.
VI. MUTUAL RELEASES
A.	Purchaser hereby waives, releases and forever discharges Sellers from any losses that Purchaser had, has or may hereafter have related to any act or omission occurring on or before the Closing Date related to any of the Assumed Contracts; provided, however, that Sellers did not in any way act to diminish the relationship between them and GIC with regard to any of the Assumed Contracts or the value thereof.
B.	Sellers hereby waive, release and forever discharge Purchaser from any losses that Sellers had, have or may hereafter have related to any act or omission occurring on or before the Closing Date related to any of the Assumed Contracts or any action of Purchaser concerning Purchaser’s commercial use or application in Purchaser’s business of the Assumed Contracts.
VII. REPRESENTATIONS AND WARRANTIES OF SELLERS
Sellers represent and warrant to Purchaser as follows:
A.	Sellers are each corporations, each duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct their business as presently conducted and as proposed to be conducted by them, to enter into and perform this Agreement and all other agreements as may be required to be executed by Sellers at or prior to Closing and pursuant to the other provisions of this Agreement, and to carry out the transactions contemplated by this Agreement. Sellers are each duly qualified to do business as a foreign corporation and are in good standing in every jurisdiction in which the failure to so qualify would have a material adverse effect on the business, prospects, assets or condition (financial or otherwise) of Sellers. Sellers have made available to Purchaser true and complete copies of each of their
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Certificates of Incorporation and By-Laws, each as amended to date and presently in effect.
B.	The execution, delivery and performance by Sellers of this Agreement, and the consummation by Sellers of the transactions contemplated hereby, have been duly authorized by all necessary corporate action. This Agreement will, upon execution, have been duly executed and delivered by Sellers and constitutes the valid and binding obligations of Sellers enforceable in accordance with its terms on a joint and several basis, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by general principles of equity. The execution and performance of the transactions contemplated by this Agreement and compliance with its provisions by Sellers will not (i) conflict with or violate any provision of their respective Certificates of Incorporation or By-Laws, as each may be amended to date; (ii) conflict with, result in a breach of, constitute (without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any material contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, document creating or pertaining to an encumbrance or other arrangement to which the Sellers are a part or by which the Sellers are bound; (iii) result in the imposition of any encumbrance upon any of the Assumed Contracts; or (iv) violate any order writ, injunction, decree, statute, rule or regulation applicable to the Sellers or to any of the Assumed Contracts.
C.	No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental or regulatory authority or agency is required on the part of Sellers in connection with the execution and delivery of this Agreement or the transactions to be consummated at the Closing.
D.	Sellers, at the Closing, will have the right to sell and transfer to Purchaser the Assumed Contracts, free and clear of all encumbrances or restrictions, if any, so as to allow Purchaser to assume the obligations and benefits of Sellers thereunder. The delivery to Purchaser of the instruments of transfer of ownership contemplated by this Agreement will transfer to Purchaser right, title and interest in, and the benefits of, the Assumed Contracts, including any and all goodwill generated therefrom, free and clear of any and all encumbrances, obstructions or restrictions whatsoever.
E.	Copies of all Assumed Contracts have been previously delivered or made available by Sellers to Purchaser. Seller further states:
1)	Sellers are not in material breach of or default under any Assumed Contract.
Purchase & Sale Agreement

2)	To the knowledge of Sellers, there is no existing breach or default by any other party to any Assumed Contract.

3)	Sellers are not in material breach or material default under any of the Assumed Contracts, and no event has occurred which, with the notice or lapse of time, would constitute a material breach or material default by Sellers or permit termination, modification, or acceleration thereunder.

4)	There are no disputes, oral agreements or forbearance in effect as to the Assumed Contracts.
F.	There is no action, suit or proceeding, or governmental inquiry or investigation, pending, or, to Sellers’ knowledge, any basis therefor or threat thereof, against Sellers which questions the validity of this Agreement or the right of Sellers to enter into it or perform their obligations hereunder.
G.	Neither this Agreement nor any Exhibit hereto, nor any report, certificate or instrument furnished to Purchaser in connection with the transactions contemplated by this Agreement, when read together, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.
VIII. REPRESENTATIONS AND WARRANTIES OF PURCHASER
A.	Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
B.	Purchaser has full corporate power and authority to execute, deliver and perform this Agreement and has taken all corporate action required by law, its certificate of incorporation, by-laws or otherwise, to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
IX. ACCESS TO RECORDS, PUBLIC ANNOUNCEMENTS
A.	Purchaser shall have a reasonable opportunity to make such inquiry of Sellers or Sellers’ agents, representatives, directors or employees as Purchaser shall reasonably need to make in connection with this Agreement.
B.	No information concerning the Assumed Contracts and the Assumed Liabilities thereunder not previously disclosed to the public or generally known to persons engaged in the respective businesses of Sellers which shall have been furnished by Sellers to Purchaser in connection with the transactions contemplated hereby, or as provided pursuant to this Section 9, shall be disclosed (i) to any person other than the respective employees, directors, attorneys, accountants or financial advisors of the parties hereto who have been advised of the provisions of this Agreement and only for purposes of evaluating and effectuating the transactions
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contemplated hereby; or (ii) otherwise than as contemplated herein. In the event the transactions contemplated by this Agreement shall not be consummated, all such information in writing shall be returned to the party furnishing the same, including, to the extent reasonably practicable, all copies or reproductions thereof which may have been prepared, and neither party shall at any time thereafter disclose to third parties, or use, directly or indirectly, for its own benefit, any such information, written or oral, about the business of the other party hereto. Notwithstanding the above, to the extent required by law, either party may disclose, to the extent reasonably advised by counsel as being required by applicable law, any information regarding the Assumed Contracts, Sellers, Purchaser or the terms of this Agreement. If either party intends to make any such disclosure, it shall provide a copy to the other party prior to such disclosure and provide the other party with an opportunity to comment on such disclosure if the other party wishes to do so.
C.	Except as otherwise required by law, the parties agree not to make any public announcements or other public communications concerning this Agreement and the purchase of the Assumed Contracts by Purchaser without the prior written approval of Sellers; provided, however, that a party making a public disclosure which it believes in good faith to be required by law shall use its best efforts to advise the other party prior to making the disclosure and provide such other party with an opportunity to comment on such public disclosure if it wishes to do so.
X. PRE-CLOSING COVENANTS — SELLERS
Without the prior written consent of Purchaser, Sellers shall not, until the Closing:
A.	Sell, assign or transfer any of its assets, except in the ordinary course of business;

B.	Mortgage, pledge, hypothecate, or subject any of the Assumed Contracts to any lien, charge or any other encumbrance or restriction;

C.	Merge or consolidate with any other corporation or other entity;

D.	Modify or amend the Assumed Contracts or Contract Rights; or

E.	Commit or agree to do any of the foregoing.
XI. PRE-CLOSING COVENANTS — PURCHASER
     The obligation of Purchaser to purchase the Assumed Contracts at the Closing is subject to the fulfillment or waiver by Purchaser of each of the following conditions on or before Closing:
A.	No legal proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement; (ii) cause any of the transactions
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contemplated by this Agreement to be rescinded following consummation; (iii) cause the value of the Assumed Contracts to decline in value; or (iv) have a material adverse effect on the Assumed Contracts, and no such judgment, order, decree, stipulation or injunction shall be in effect.
B.	The representations and warranties herein contained shall be true and correct in all material respects as though made on and as of the Closing Date, except to the extent such representations and warranties are made as of a particular date or as of the date of this Agreement (in which case, such representations and warranties shall be and correct as of such date).
C.	Sellers shall have performed and complied in all material respects with its agreements and covenants contained in this Agreement required to be performed or complied with by Sellers prior to or at the Closing.
D.	Sellers shall have delivered to Purchaser:
1)	The Assumed Contracts;

2)	Such assignments and other instruments of covenants and transfer, if any, in form and substance reasonably satisfactory to Purchaser and its counsel, as are appropriate to convey, transfer and assign to, and vest in, Purchaser or its subsidiaries, good and marketable title to the Assumed Contracts;

3)	Executed releases with respect to any encumbrances or restrictions, if any, relating to the Assumed Contracts;

4)	Tax lien waivers from any governmental entities which may be required, if any;

5)	A certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing of both companies constituting Sellers in Delaware; and

6)	Resolutions of Sellers’ Board of Directors, authorizing and approving all matters in connection with this Agreement and the transactions contemplated hereby, certified by the Secretary or Assistant Secretary of Sellers as of the Closing Date.
XII. TRANSFER TAXES, GOVERNMENTAL FEES AND CHARGES, CERTAIN INCOME TAXES
A.	Notwithstanding any provision of law imposing the burden of transfer taxes on Sellers or Purchaser, as the case may be, any sales, use and other transfer taxes imposed in connection with the consummation of the transactions contemplated by this Agreement shall be borne by Sellers. Sellers and Purchaser agree to cooperate in good faith with each other, and to use their commercially reasonable
Purchase & Sale Agreement

efforts, to minimize transfer taxes. Without limiting the generality of the foregoing, (i) Purchaser shall promptly and properly complete, execute and deliver to Sellers resale, exemption, and/or similar certificates or other documentation necessary or appropriate under any applicable law to claim and/or evidence that all or any portion of the sale or transfer of the Assumed Contracts is exempt from or otherwise not subject to transfer taxes imposed under such applicable law; and (ii) the parties shall consult and cooperate in good faith on a timely basis in order to effectively handle and contest any audit, examination, investigation or administrative court, or other proceedings relative to transfer taxes.
B.	Sellers shall pay and be responsible for all filing, recording, transfer or other governmental fees or charges, in each case relating to the sale or transfer of any of the Assumed Contracts.
XIII. BROKERS
A.	Sellers represent and warrant to Purchaser that there are no brokerage or finders’ fees which may be payable in connection with this Agreement or the transactions contemplated hereby based in any way on agreements, arrangements, understandings or other actions claimed to have been made or taken by Sellers with any third Party.
B.	Purchaser represents and warrants that there are no brokerage or finders’ fees which may be payable in connection with this Agreement or the transactions contemplated hereby based in any way on agreements, arrangements, understandings or other actions claimed to have been made or taken by Purchaser with any third party.
C.	Sellers on the one hand and Purchaser on the other hand each agree to indemnify and hold harmless the other from and against claim for brokerage or other commissions relative to this Agreement, to the transactions contemplated hereby or the consummation thereof, based in any way on agreements, arrangements, understandings or other action claimed to have been made or taken by Sellers on the one hand or Purchaser on the other hand with any third party.
XIV. SURVIVAL AND BREACH OF REPRESENTATIONS AND
WARRANTIES
A.	The representations, warranties, covenants and agreements (including, without limitation, the covenants and agreements contained in this Section 14) of Sellers and Purchaser contained in this Agreement, shall survive the making of this Agreement and any examinations made by or on behalf of the parties hereto and the closing hereunder without any limitation as to time and amount.
Purchase & Sale Agreement

B.	Sellers agree to indemnify and hold Purchaser harmless from and against, and will pay to Purchaser, the full amount of any loss, claim, damage, liability or expense resulting to Purchaser either directly or indirectly, from any breach by Sellers of the representations, warranties, covenants and agreements contained in this Agreement. Any amount payable under the aforesaid indemnity shall be due and payable by Sellers on demand, subject to the provisions of the following paragraph.

C.	Purchaser shall give Sellers written notice of, and the right to contest or participate in, the defense of any action in respect of any such loss, claim, damage, liability or expense, and no settlement relating to any such loss, claim, damage liability or expense shall be made which affects Sellers’ liability under this Section 14(B) unless Sellers give their written consent to such settlement, which consent shall not be unreasonably withheld. In the event that Purchaser elects not to defend an action in respect of any such loss, claim, damage, liability or expense, and either (i) the amount at issue in such actions is $1,000 or more, or (ii) the aggregate of the amount at issue in such action and the sum of all losses, claims, damages or liabilities resulting to Purchaser under this Agreement exceeds $1,000, then Sellers may, at their own expense, defend the action.

D.	Purchaser agrees to indemnify and hold Sellers harmless from and against, and will pay to Sellers the full amount of, any loss, claim, damage, liability or expense resulting to Sellers, either directly or indirectly, from any breach of the representations, warranties, covenants and agreements of Purchaser contained in this Agreement. Any amount due Sellers under the aforesaid indemnity shall be due and payable by Purchaser on demand. Sellers shall give Purchaser written notice of any action with respect to any such loss, claim, damage, liability or expense, and no settlement relating to any such loss, claim, damage, liability or expense shall be made which affects Purchaser’s liability under this Section 14(C) unless Purchaser gives its written consent to such settlement.
XV. RESTRICTIONS ON STOCK TRANSFER
     Sellers and Purchaser acknowledge that the Stock is being transferred in a private placement and that the Stock is not publicly traded. Sellers and Purchaser, in entering into this Agreement and the transactions contemplated hereby, are each relying solely upon the representations and warranties of the other contained in this Agreement. In this regard, Sellers hereby represent and warrant to Purchaser as follows:
A.	Sellers understand that the Shares have not been registered under the Securities Act of 1933, as amended (referred to herein as the “Securities Act”). Sellers also understand that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Sellers’ representations contained in this Agreement. Sellers hereby represent and warrant as follows:
Purchase & Sale Agreement

1)	Sellers have substantial experience in evaluating and investing in private placement transactions of securities in companies similar to Purchaser so that they are capable of evaluating the merits and risks of their investment in Purchaser and have the capacity to protect their own interests. Sellers must bear the economic risk of this investment indefinitely unless the Shares are registered pursuant to the Securities Act, or an exemption from registration is available. Sellers understand that Purchaser has no present intention of registering the Shares or any shares of its capital stock. Sellers also understand there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Sellers to transfer all or any portion of the Shares under the circumstances, in the amounts or at the times Sellers might propose.

2)	Sellers are acquiring the Shares for Sellers’ own account for investment only, and not with a view to their distribution, though Sellers specifically reserve the right to transfer or otherwise distribute the shares should they see fit.

3)	Sellers represent that by reason of their management, business and financial experience, Sellers have the capacity to protect their own interests in connection with the transactions contemplated in this Agreement. Further, Sellers are aware of no publication or any advertisement in connection with the transactions contemplated in this Agreement.

4)	Purchaser represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

5)	Sellers have received and read all written information of Purchaser provided by Purchaser, and have had an opportunity to discuss Purchaser’s business, management and financial affairs with directors, officers and management of Purchaser, and have had the opportunity to review Purchaser’s operations and facilities. Sellers have also had the opportunity to ask questions of, and receive answers from, Purchaser and its management regarding the terms and conditions of this investment.

6)	Sellers acknowledge and agree that the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act, which permits limited resale of shares purchased in private placements subject to the satisfaction of certain conditions, including, among other things, the availability of certain current public information about Purchaser, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being through
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an unsolicited “broker’s transaction” or in transactions directly with a market maker (as said term is defined under the Securities Exchange Act of 1934, as amended) and the number of shares being sold during any three-month period not exceeding specified limitations.
7)	Sellers understand the Shares will bear the following legend until such time, if any, as (a) the Shares are sold (i) in compliance with Rule 144 under the Securities Act (or a comparable successor provision); or (ii) pursuant to an effective registration statement under the Securities Act; or (b) Purchaser receives an opinion of Purchaser’s counsel reasonably satisfactory to Purchaser to the effect that such legend may be removed:
The securities evidenced hereby have not been registered under the United States Securities Act of 1933, as amended (the “Securities Act”), and may not be offered, sold, pledged or otherwise transferred except (a) (1) if registered under the Securities Act; or (2) in a transaction exempt from, or not subject to such registration, and (b) in accordance with all applicable securities laws of the States of the United States.
8)	The investment decision by Sellers was made at the address of Sellers set forth below, and Sellers are domiciliaries (not temporary, or transient residents) of such state and have no present intention of becoming a resident of any other state or jurisdiction. Sellers intend that the state securities laws of such state alone shall govern this transaction.

9)	In addition to the legend set forth in Section A(7) above, certificates representing the shares shall bear the following legend:
The shares evidenced by this certificate are subject to a right of first refusal option in favor of Purchaser and its other stockholders, as provided in the bylaws of Purchaser.
The shares evidenced by this certificate are subject to agreements and restrictions with regard to the voting of such shares and their transfer, as provided in the bylaws of Purchaser, a copy of which is on file in the Office of Purchaser’s Secretary.
XVI. FEES AND EXPENSES
     Each of the parties hereto shall pay their own expenses, including, but not limited to, legal and accounting expenses, incident to the execution of this Agreement and the consummation of the transactions contemplated hereby whether or not such transactions shall be consummated.
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XVII. NOTICES
     All notices, requests, demands and other communications hereunder must be made in writing and shall be deemed to have been duly given if delivered by hand, recognized overnight mail delivery service, or mailed by first-class, registered mail, return receipt requested, postage and registry fees prepaid and addressed as follows:
A.	If to Sellers:

The Tarheel Group, Inc.

Attn: Mr. Steven M. Mariano

1061 521 Corporate Center Drive, Suite 140

Fort Mill, SC 29715

AND

Tarheel Insurance Management Company

Attn: Mr. Steven M. Mariano

1061 521 Corporate Center Drive, Suite 140

Fort Mill, SC 29715

B.	If to Purchaser:

SunCoast Holdings, Inc.

401 E. Las Olas Boulevard, Suite 1540

Fort Lauderdale, FL 33301

Attn.: Marvin J. Cashion, Esq.

E.V.P., Chief Legal Officer & Secretary
Addresses may be changed by notice in writing signed by the addressee.
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XVIII. MISCELLANEOUS
A.	This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of Florida, the Purchaser’s state of domicile, without regard to that State’s laws on conflict of laws. Further, any legal action arising under this Agreement, or otherwise concerning this Agreement in any fashion whatsoever, may only be brought in a competent court of jurisdiction and proper venue in Florida.

B.	Neither this Agreement nor any terms hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

C.	This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof, whether oral or in writing, and no party hereto has made any representation, warranty or covenant in connection with the matters set forth herein except as expressly stated herein or in any documents referred to herein.

D.	All the terms of this Agreement, whether so expressed or not, shall be binding upon the respective personal representatives, successors and assigns of the parties hereto and shall inure to the benefit of and be enforceable by the parties hereto, their respective representatives, successors and assigns; provided, however, that this Agreement may not be assigned by any party hereto without the prior written consent of the others; and provided, further, that nothing in this Agreement shall be construed to limit or restrict the right of Purchaser to merge, consolidate with or transfer substantially all of its assets to another corporation and to assign this Agreement to an acquiring corporation in connection with any such merger, consolidation or sale.

E.	The headings of this Agreement are for purpose of reference only and shall not limit or otherwise affect the meaning thereof.

F.	This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
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     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

SELLER	PURCHASER

The Tarheel Group	SunCoast Holdings, Inc.

Name: Steven M. Mariano	Name: Steven M. Mariano
Title: President	Title: CEO and Chairman

SELLER

Tarheel Insurance Management Company, Inc.

Name:
Title: President
Purchase & Sale Agreement